UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2008

GENTA INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19635 (Commission File Number)	33-0326866 (IRS Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ (Address of Principal Executive Offices)	07922 (Zip Code)

(908) 286-9800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 24, 2008, Genta Incorporated, (the Company), announced the presentation of a progress update from an ongoing Phase 3 trial of Genasense® (oblimersen sodium) Injection, the Company’s lead oncology product, in patients with advanced melanoma. The data were presented at a satellite investigator’s meeting held in conjunction with the Adjuvant Melanoma Congress sponsored by the European Association of Dermato-Oncology (EADO) in Marseille, France on June 21, 2008.

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival. The trial is being led by the EADO in Europe and by the M.D. Anderson Cancer Center, Houston, TX in the U.S.

To date, more than one-third of the expected total number of patients have now been randomized onto the AGENDA trial. A total of 83 sites in 12 countries have been opened in Europe, the U.S., Canada, and Australia. Clinical characteristics of the first 70 patients accrued to AGENDA (not identified by treatment group) were shown to be similar to the biomarker-defined population accrued in the previous Phase 3 trial of Genasense, known as GM301. The incidence of serious adverse events in AGENDA has been somewhat lower, which probably reflects the routine use of prescribed supportive care for all patients, as well as the double-blind design of AGENDA compared with the open-label design of GM301. Target accrual of 300 patients is expected to complete in the fourth quarter of 2008, with initial data expected shortly thereafter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of the Company dated June 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED
Date: June 24, 2008	By:	/s/ GARY SIEGEL
		Name:	Gary Siegel
		Title:	Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page
99.1	Press Release of the Company dated June 24, 2008